Ex. 99.1
MBF Healthcare Acquisition Corp. Receives Notice from Exchange
CORAL GABLES, Fla., February 12, 2009 – MBF Healthcare Acquisition Corp. (NYSE Alternext US, Units: “MBH.U”, Common Stock: “MBH,” Warrants: “MBH.WS”) (“MBF”) announced that on February 10, 2009 it received a notice from the NYSE Alternext US LLC (the “Exchange”) indicating that it was not in compliance with Section 704 of the NYSE Alternext US Company Guide because MBF did not hold an annual meeting of its stockholders during the year ended December 31, 2008.
MBF has been afforded the opportunity to submit a plan to the Exchange by March 10, 2009 advising the Exchange of actions taken, or to be taken, to bring MBF into compliance with Section 704 of the Company Guide by August 11, 2009. MBF intends to submit a plan to the Exchange by March 10, 2009 explaining that, pursuant to the MBF’s charter, it must consummate a business combination by April 23, 2009, or MBF will dissolve and liquidate. As a result, MBF will either hold an annual meeting of stockholders prior to April 23, 2009 or liquidate, in which case its securities would be delisted from the Exchange.
If the plan is accepted, MBF will be able to continue its listing, during which time MBF will be subject to continued periodic review by the Exchange’s staff. If the plan is not accepted, the Exchange could initiate delisting procedures against MBF.
About MBF Healthcare Acquisition Corp.
MBF is a special purpose acquisition company formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.
Contacts:
Jorge L. Rico
MBF Healthcare Acquisition Corp.
305-476-5160
jrico@mbfhp.com